Exhibit 3.1

ARTICLES OF AMENDMENT

OF

PONIARD PHARMACEUTICALS, INC.

Pursuant to RCW 23B.10.060, the following Articles of Amendment are executed by the undersigned, a Washington corporation:

1. The name of the corporation is Poniard Pharmaceuticals, Inc.

2. Article V. Capital Stock, Subsection A, of the Amended and Restated Articles of Incorporation of the corporation, as amended, is amended to add the following paragraph at the end thereof:

“At the effective time of these Articles of Amendment, every 40 outstanding shares of the corporation’s Common Stock shall be combined and reclassified into one share of Common Stock, par value $0.02 per share, of the corporation, thereby giving effect to a one-for-40 reverse stock split (the “Reverse Split”). No fractional shares of Common Stock shall be issued in the Reverse Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment in lieu of such fraction.”

3. The date of the adoption of the amendment by the shareholders of the corporation is November 21, 2011.

4. The amendment was duly approved by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

5. These Articles of Amendment shall be effective at 5:00 P.M., Pacific Time, on November 22, 2011.

[Signature page follows.]

These Articles of Amendment are executed by said corporation by its duly authorized officer.

DATED: November 21, 2011

PONIARD PHARMACEUTICALS, INC.

By:	/s/ Michael K. Jackson
Michael K. Jackson
Interim Chief Financial Officer